Exhibit 10.1

AMERICAN DAIRY, INC.

SUBSCRIPTION AGREEMENT

August 11, 2009

TABLE OF CONTENTS

1.	Definitions		1
2.	Purchase and Sale of Securities		11
	2.1	Purchase and Sale	11
	2.2	Closing	12
3.	Representations and Warranties of the Company		12
	3.1	Incorporation	12
	3.2	Subsidiaries.	13
	3.3	Authority	13
	3.4	Litigation; Contracts	14
	3.5	Capitalization	14
	3.6	Authorization	15
	3.7	Auditors	15
	3.8	Financial Statements	15
	3.9	No Changes	16
	3.10	Property	16
	3.11	Tax Returns	17
	3.12	Transfer Taxes	17
	3.13	Internal Controls	17
	3.14	Audit Committee	18
	3.15	Disclosure Controls	18
	3.16	Insurance	18
	3.17	Losses	18
	3.18	Labor Disputes	18
	3.19	NYSE	19
	3.20	Investment Company, PFIC and CFC	19
	3.21	Offering Materials	19
	3.22	No Manipulation of Stock	19
	3.23	Employment Matters	19
	3.24	Environmental	19
	3.25	Outstanding Loans to Officers or Directors; Related Party Transactions	20
	3.26	Compliance	20
	3.27	SEC Documents	20
	3.28	Brokers, Finders, and Placement Agents	21
	3.29	No Integrated Offering	21
	3.30	No General Solicitation	21
	3.31	Private Placement	21
	3.32	Disclosures	21
	3.33	SEC Investigation.	21
	3.34	OFAC	21
4.	Representations and Warranties of the Purchasers		22
	4.1	Authorization	22
	4.2	Investor Status; Etc.	22
	4.3	Shares Not Registered	22
	4.4	No Conflict	22
	4.5	No Public Offering	22

i

5.	Conditions Precedent		23
	5.1	Conditions to the Obligation of the Purchasers to Consummate the Closing	23
	5.2	Conditions to the Obligation of the Company to Consummate the Closing	24
6	Transfer, Legends		25
	6.1	Securities Law Transfer Restrictions	25
	6.2	Legends	26
7.	Termination		27
	7.1	Termination	27
	7.2	Effect of Termination; Termination Fee	27
8.	Purchasers’ Rights		28
	8.1	Board Representation	28
	8.2	Future Issuance	28
	8.3	Participation Rights	28
	8.4	Superior Rights.	29
	8.5	Performance-linked Valuation Adjustments	29
	8.6	Securities Repurchase	31
9.	Covenants		32
	9.1	Conduct of Business	32
	9.2	Consents and Approvals	33
	9.3	No Solicitation	34
	9.4	No Integration.	34
	9.5	Mergers	34
	9.6	Corporate Existence	34
	9.7	Reservation of Common Stock	35
	9.8	Reporting Status; Listing of Common Stock	35
	9.9	Adjustment for Adjustment Event	35
	9.10	Anti-Corruption	35
	9.11	PFIC and CFC	36
	9.12	2009 Notes and 2012 Notes	36
10.	Miscellaneous Provisions		36

ExhibitA	List of Purchasers
Exhibit B	Legal Opinion
Exhibit C	Form Registration Rights Agreement

ii

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of the 11th day of August, 2009 (the “Effective Date”) by and between American Dairy, Inc., a corporation incorporated in the State of Utah, with its principal office at Star City International Building, 10 Jiuxianqiao Road, C-16th Floor Chaoyang District, Beijing, China 100016 (the “Company”), and the several purchasers identified in the attached Exhibit A (individually, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company desires to issue and sell to the Purchasers, 2,100,000 shares (the number of which shall be adjusted from time to time to reflect any Adjustment Event that occurred following the Closing) (the “Shares”) of the authorized but unissued shares of common stock, US$0.001 par value per share, of the Company (the “Common Stock”) for an aggregate purchase price of US$63,000,000;

WHEREAS, the Purchasers wish to purchase the Securities on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company and the Purchasers have entered into a Bridge Loan Agreement and a Share Pledge Agreement on July 28, 2009, pursuant to which (i) the Purchasers provided a Bridge Loan to the Company; (ii) the Guarantor under the Share Pledge Agreement pledged certain Common Stock to the Purchasers; and (iii) the parties thereto agreed that the Purchasers shall have the right to convert the Bridge Loan into certain shares of Common Stock; and

WHEREAS, contemporaneously with and as a condition to the execution of this Agreement, the parties hereto are entering into a Registration Rights Agreement under which the Company has agreed to provide certain registration rights under the Securities Act, the Rules and Regulations promulgated thereunder and applicable state securities laws.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“2009 Notes” means the 7.75% convertible notes issued by the Company in an aggregate principal amount of US$18.2 million due October 2, 2009 issued on October 3, 2006, as restructured on November 12, 2008.

“2009 Warrants” means the warrants to purchase up to an aggregate of approximately 251,000 shares of Common Stock at any time prior to October 3, 2012, issued by the Company on October 3, 2006 in connection with the 2009 Notes, as restructured on November 12, 2008.

“2012 Notes” means the 1.00% guaranteed senior secured convertible notes issued by the Company in the aggregate principal amounts of US$60.0 million and US$20.0 million due 2012, issued on June 1, 2007 and June 27, 2007 respectively, as restructured on November 12, 2008.

“Adjusted Benchmark Price” means, with respect to any time of determination, the Initial Purchase Price as adjusted from time to time to reflect any Adjustment Event that occurred during the period commencing from the Closing until such time of determination.

“Adjusted EPS” means, with respect to any fiscal year of determination, the diluted earnings per share of Common Stock, which shall be calculated based on the audited financial statements of the Company for the said fiscal year on which the Company Auditor shall have prepared a report to be included in the Company’s annual report on Form 10-K and filed with SEC, provided, however, that the Adjusted EPS shall be calculated without taking into account any expenses recognized as a result of the transactions contemplated in the Operative Agreements being treated as an embedded derivative or any other non-cash charges to the earnings of the Company resulting from the transactions contemplated in the Operative Agreements, provided, further, that, for purposes of calculating the number of shares for any fiscal year of determination, such number shall be calculated to include any shares of Common Stock repurchased from the Closing to the time of determination. For the purpose of this Agreement, in case Adjusted EPS for any fiscal year is below zero, Adjusted EPS for the said year shall be deemed as US$0.01.

“Adjusted Purchase Price” has the meaning set forth in Section 8.5.

“Adjustment Event” has the meaning set forth in Section 9.9.

“Affiliate” of a party means any corporation or other business entity controlled by, controlling or under common control with such party. For this purpose “control” shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting or income interest in such corporation or other business entity.

“Aggregate Purchase Price” has the meaning set forth in Section 2.1 below.

“Agreement” has the meaning set forth in the preamble above.

“Alternative Proposal” has the meaning set forth in Section 9.3 below.

“Articles of Incorporation” has the meaning set forth in Section 3.1 below.

“Bridge Loan” means the loan in the principal amount of US$16,000,000 provided by Sequoia Capital China Growth Fund I, L.P. and its Affiliates to the Company pursuant to the Bridge Loan Agreement.

“Bridge Loan Agreement” means the bridge loan agreement by and among the Company, Mr. Leng You-Bin and Sequoia Capital China Growth Fund I, L.P. and its Affiliates dated July 28, 2009.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“Buy-In” has the meaning set forth in Section 6.2(b) below.

“Bylaws” has the meaning set forth in Section 3.1 below.

“Closing” has the meaning set forth in Section 2.2 below.

“Closing Date” means the date of the Closing.

“Common Stock” has the meaning set forth in the recitals above.

“Company” has the meaning set forth in the preamble above.

“Company Auditor” means Grant Thornton, the Hong Kong member firm of Grant Thornton International Ltd., or any of the four internationally recognized and reputable accounting firms commonly known as the “Big Four” the Company may designate from time to time.

“Company Board” has the meaning set forth in section 3.6 below.

“Company Shareholder Approval” means any approval by the affirmative vote of the holders of a number of shares of Common Stock present or represented by proxy at a shareholder meeting of the Company.

“Contract” has the meaning set forth in Section 3.3 below.

“Effective Date” has the meaning set forth in the preamble above.

“Environmental Laws” has the meaning set forth in Section 3.24 below.

“EPS Target” means (i) US$3.00 for the fiscal year of 2009, as adjusted from time to time to reflect any Adjustment Event that occurred during the period commencing from the Closing until the end of fiscal year of 2009, or (ii) US$4.30 for the fiscal year of 2010, as adjusted from time to time to reflect any Adjustment Event that occurred during the period commencing from the Closing until the end of fiscal year of 2010.

“Equity Securities” means, with respect to any Person, any class of capital stock of, or other profit or voting interests in such Person, and all securities convertible into or rights to purchase capital stock of or such interests in such Person, if any, including any Equity Security Equivalent and any and all other equity securities of such Person or securities convertible into or exchangeable for such securities or issued as a distribution with respect to or in exchange for such securities.

“Equity Security Equivalent” means, with respect to any Person, any security or obligation, including any debt or preferred stock which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock or other capital stock of such Person, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Expenses” means the costs and expenses of a party in connection with this Agreement and any other Operative Agreement and the transactions contemplated hereby and thereby, including all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other Operative Agreements, and the transactions contemplated hereby and thereby.

“Financial Statements” has the meaning set forth in Section 3.8 below.“Floor Stock Price” means as of any time of determination, US$24.00, as adjusted from time to time to reflect any Adjustment Event that occurred during the period commencing from the Closing until such time of determination.

“Fully Diluted Basis” means, as of any time of determination, the shares of Common Stock outstanding at such time assuming the conversion, exchange or exercise of all Equity Securities outstanding at such date, excluding unissued shares available for issuance under the Company’s 2009 Stock Incentive Plan and assuming the 2012 Notes are duly repurchased and do not become convertible into Common Stock.

“GAAP” has the meaning set forth in Section 3.8 below.

“Government Entity” has the meaning set forth in Section 3.3 below.

“Group” means the Company and all its Subsidiaries.

“Group Intellectual Property” has the meaning set forth in Section 3.10(b) below.

“Initial Purchase Price” has the meaning set forth in Section 2.1 below.

“Initial Shareholding Percentage” has the meaning set forth in Section 2.1 below.

“Irreparable Breach” has the meaning set forth in Section 10.9(c) below.

“Issuance” means, with respect to any Person, sell, offer to sell, solicit offers to purchase or sell any of the Equity Securities of such Person.

“Issuance Price” means, (i) with respect to any Issuance of Equity Securities other than Equity Security Equivalents, the purchase price per share of Common Stock in such Issuance, or (ii) with respect to any Issuance of Equity Security Equivalents, the lower of (x) the purchase price per share of Common Stock in such Issuance, and (y) the conversion, exchange or exercise price per share of Common Stock for the Equity Security Equivalents issued, determined as of the date of such Issuance.

“knowledge of the Company” or any other similar term or knowledge qualifier means the knowledge of any of the directors or officers of the Company, in each case assuming due inquiry of the employees of the Company whose job responsibilities would typically put such employees in possession of the type of information to which the term is intended to relate.

“Law” has the meaning set forth in Section 3.3 below.

"LIBOR" shall mean the rate per annum calculated as set forth below. With respect to each interest period, LIBOR shall mean the rate for deposits in United States dollars, for a period equal to three months, which appears on the Dow Jones Market Service (formerly known as "Telerate") Page 3750 as of 11:00 a.m., London time, on such date (rounded upwards to the nearest 1/1,000 of 1%). If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in United States dollars for a three-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such date, the Purchasers shall request the principal London office of any four major reference banks in the London interbank market selected by the Purchasers to provide such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in United States dollars for a three-month period as of 11:00 a.m., London time, on such date for the amounts of not less than US$1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Purchasers shall request any three major banks in New York City selected by the Purchasers to provide such bank's rate (expressed as a percentage per annum) for loans in United States dollars to leading European banks for a three-month period as of approximately 11:00 a.m., New York City time on such date for amounts of not less than US$1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by the Purchasers or its agent (absent manifest error).

“Lien” has the meaning set forth in Section 3.3 below.

“Material Adverse Effect” has the meaning set forth in Section 3.4 below.

“New Securities” has the meaning set forth in Section 8.3(b) below.

“NYSE” has the meaning set forth in Section 3.19 below.

“NYSE Rules” has the meaning set forth in Section 3.14 below.

“Operative Agreements” means the Registration Rights Agreement and this Agreement.

“Participation Shares” means the shares of Common Stock issued pursuant to Section 8.3, which shall be adjusted from time to time to reflect any Adjustment Event that occurred during the period commencing from the time of issuance of such said Participation Shares until any time of determination.

“Performance Adjustment Date” has the meaning set forth in Section 8.5(b) below.

“Performance Adjustment Event” means the EPS Target for the fiscal year of 2009 or 2010, as applicable, is greater than the Adjusted EPS for the said year.

“Performance Adjustment Shares” means the shares of Common Stock issued pursuant to Section 8.5, which shall be adjusted from time to time to reflect any Adjustment Event that occurred during the period commencing immediately after the end of the fiscal year with respect to which the Performance Adjustment Shares are issued until any time of determination.

“Permitted Issuance” means any Issuance by the Company:

(i)	the Issuance Price of which shall exceed the Adjusted Purchase Price as of the time of such Issuance;

(ii)	pursuant to any stock or equity incentive plan or agreement approved by the Company Board;

(iii)	to any financial institutions in connection with commercial credit arrangements, equipment financing or similar transactions;

(iv)	pursuant to a bona fide, firm underwritten public offering of the Company’s securities;

(v)	in connection with a merger, acquisition or consolidation;

(vi)	to any placement agent and/or its designees in connection with any securities offering of the Company;

(vii)	resulting from the application of anti-dilution provisions in respect of any other Equity Securities of the Company;

(viii)	of the Reserved Shares;

(ix)	pursuant to any Adjustment Event or Performance Adjustment Event; and

(x)	upon the exercise or conversion of, any Equity Securities of the Company included in this definition of Permitted Issuance.

“Permitted Lien” has the meaning set forth in Section 3.10(a) below.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, joint venture, joint stock company, association or entity or Government Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Purchaser” has the meaning set forth in the preamble above.

“Purchaser Adjusted Shareholding Percentage” means, as of any time of determination, the ratio to be determined by multiplying (i) the Initial Shareholding Percentage by (ii) a fraction of which (x) the numerator is the aggregate number of Securities held by the Purchasers and their respective Affiliates as of such time, and (y) the denominator is the aggregate number of Securities as of such time.

“Purchaser Party” has the meaning set forth in Section 10.1 below.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, between the Company and the Purchasers.

“Registration Statement” has the meaning set forth in Section 6.1(c) below.

“Relevant Number” means the number of Participation Shares, Performance Adjustment Shares, Repurchase Shares, Securities, and Shares, which are subject to the adjustment for any Adjustment Event from time to time.

“Relevant Price” means the Adjusted Benchmark Price, the Adjusted Purchase Price, the EPS Targets, the Floor Stock Price, and the Initial Purchase Price, which are subject to the adjustment for any Adjustment Event from time to time.

“Repurchase Benchmark Date” has the meaning set forth in Section 8.6.

“Repurchase Consideration” means, with respect to any portion or all of the Repurchase Shares the Company is purchasing as of any Repurchase Time, the sum of Repurchase Principal plus the Repurchase Interest, both as of such Repurchase Time.

“Repurchase Interest” means, with respect to any portion or all of the Repurchase Shares the Company is repurchasing as of any Repurchase Time, the sum of (i) any interest accrued on the respective Repurchase Principal at the rate of interest equal to the LIBOR as of the Repurchase Benchmark Date plus 5% per annum, compounded annually, during the period commencing on the date immediately following the date on which the Repurchase Notice is mailed or delivered until and including the earlier of (x) such Repurchase Time, or (y) the close of the 120th day following the date on which the Repurchase Notice is mailed or delivered, and (ii) any interest accrued on the respective Repurchase Principal at the rate of interest equal to the three-month LIBOR as of the Repurchase Benchmark Date (as specified on liborated.com) plus 10% per annum, for the period commencing on the date that is 120 days following the date on which the Repurchase Notice is mailed or delivered until the date of payment for such Repurchase Shares, if any. Interest shall be computed on the basis of a year having 360 days (comprised of twelve months each having 30 days) and the actual days elapsed.

“Repurchase Notice” has the meaning set forth in Section 8.6(a).

“Repurchase Principal” means, with respect to any portion or all of the Repurchase Shares the Company is repurchasing as of any Repurchase Time,

(i)
in the event that any Performance Adjustment Event has occurred, 130% of the product of (x) the number of such Repurchase Shares being repurchased and paid for by the Company as of such Repurchase Time, which shall be adjusted from time to time to reflect any Adjustment Event that occurred during the period commencing from Repurchase Benchmark Date until such Repurchase Time, and (y) the Adjusted Purchase Price as of such Repurchase Time.

(ii)
in the event that no Performance Adjustment Event has occurred, 100% of the product of (x) the number of such Repurchase Shares being repurchased and paid for by the Company as of such Repurchase Time, as adjusted from time to time to reflect any Adjustment Event that occurred during the period commencing from the Repurchase Benchmark Date until such Repurchase Time, and (y) the Adjusted Purchase Price as of such Repurchase Time.

“Repurchase Shares” has the meaning set forth in Section 8.6.

“Repurchase Time” has the meaning set forth in Section 8.6(b).

“Repurchase Triggering Price” means 130% of the arithmetic mean of the Adjusted Benchmark Prices during period of fifteen (15) consecutive Trading Days commencing on the third anniversary of the Closing Date.

“Reserved Shares” means the shares of Common Stock reserved as of the date hereof which may become issuable in connection with:

(i)	the 2009 Notes and the 2012 Notes;

(ii)	the 2003 Stock Incentive Plan;

(iii)	an aggregate of 1,045,983 warrants with an average exercise price of $5.06 per warrant, as described in the Financial Statements for the 2008 fiscal year;

(iv)	the 2009 Stock Incentive Plan; and

(v)	the Issuance to the Purchasers contemplated by the Operative Agreements.

“Rules and Regulations” means the rules and regulations of the SEC.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.27 below.

“SEC Filings” has the meaning set forth in Section 3.27 below.

“Section 16” has the meaning set forth in Section 9.5 below.

“Securities” means the Shares, the Performance Adjustment Shares, and the Participation Shares, if any, the number of which shall be adjusted from time to time to reflect any relevant Adjustment Event pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in recitals above.

“Share Pledge Agreement” means, the share pledge agreement by and among Mr. Leng You-Bin, Sequoia Capital China Growth Fund I, L.P. and its Affiliates dated July 28, 2009.

“Shareholding Percentage” means, as of any time of determination, with respect to any Person, the ratio of the aggregate number of Securities held by such Person at such time to the aggregate number of issued and outstanding shares of Common Stock at such time, determined on a Fully Diluted Basis.

“Subsidiary” of any entity means another entity, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first entity.

“Superior Right” means any right of first refusal or registration right that is, in the good faith judgment of the Company Board, more favorable than the similar rights granted to the Purchasers pursuant to this Agreement or any other Operative Agreement.

“Trading Day” means any day during which securities are generally eligible for trading on the NYSE.

“Transfer Agent” has the meaning set forth in Section 6.2(b) below.

“U.S.” means the United States of America.

“US$” means the United States dollars.

2. Purchase and Sale of Securities

2.1           Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, on the Closing Date, the number of Shares set forth opposite the name of such Purchaser in Exhibit A hereto at a purchase price of US$30.00 per Share (such price as of the Closing Date, the “Initial Purchase Price”). The total number of Shares to be purchased upon Closing shall be 2,100,000, representing approximately 8.7% of the shares of the Common Stock on a Fully Diluted Basis (the “Initial Shareholding Percentage”). The total purchase price payable by Purchasers for the Shares that Purchasers are hereby agreeing to purchase is US$63,000,000 (the “Aggregate Purchase Price”), which shall have included the portion of purchase price payable by the Purchasers through converting the principal of the Bridge Loan, with the amount of US$16,000,000 pursuant to the Bridge Loan Agreement.

2.2           Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 30th Floor, Tower 2, China World Trade Center, No. 1 Jianguomenwai Avenue, Beijing, China, at 9:00 AM Beijing time, on August 27, 2009, Beijing Time or at such other location, date and time as may be agreed upon between the Purchasers and the Company. At the Closing, the Company shall deliver to the Purchasers the stock certificates representing the number of Shares purchased by the respective Purchaser, each to be registered in the name of the respective Purchaser, against payment of the Aggregate Purchase Price by (1) wire transfer of immediately available funds of US$47,000,000 to such account or accounts as the Company shall designate in writing; and (2) conversion of the full principal amount of US$16,000,000 of the Bridge Loan pursuant to Section 2.5 of the Bridge Loan Agreement.

3. Representations and Warranties of the Company. The Company hereby represents and warrants, as of the Effective Date (except as to representations or warranties that expressly speak as of a particular date other than the Effective Date), to each of the Purchasers as follows:

3.1           Incorporation. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of Utah with full power and authority (corporate and other) to own, lease and operate, as the case may be, its properties and conduct its business as now conducted; and the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of the business conducted by it, or its ownership or leasing of property, or its employment of employees or consultants therein, makes such qualification necessary. The Company has not received notification, written or otherwise, that any proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, and to the Company’s knowledge, no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Company is in possession of and operating in material compliance with all approvals, sanctions, orders, clearances, no objections declarations, qualifications, licenses, permits, certificates, consents, permissions, authorizations, filings, franchises, registrations, concessions and other permits (“Approvals”) from all relevant Government Entity that are material to the conduct of its business, all of which are valid and in full force and effect. The Company is not in violation of its articles of incorporation (the “Articles of Incorporation”) and bylaws (the “Bylaws”), complete and correct copies of which as in effect on the Effective Date have been filed by the Company with the SEC.

3.2           Subsidiaries. The SEC Documents disclose all the direct and indirect subsidiaries of the Company.  Each of the Subsidiaries has been duly incorporated and is validly existing as a legal person with limited liability and is in good standing under all Laws of its respective jurisdiction with the legal right, power and authority (corporate and other) to own or lease, as the case may be, and to use and operate its properties and to conduct its business in the manner presently conducted and as described in the SEC Documents.  The memorandum and articles of association, charter or by-laws or other similar constituent documents of each of the Subsidiaries complies with the requirements of all Laws of its respective jurisdiction and are in full force and effect.  Each of the Subsidiaries is duly qualified to transact business in each jurisdiction where such qualification is required (by virtue of its business, ownership or leasing of properties or otherwise); the liability of the Company in respect of equity interests held in each Subsidiary is limited to its investment therein.

3.3           Authority. The Company has all requisite corporate power and authority to enter into the Operative Agreements and to perform the transactions contemplated hereby and thereby. The Operative Agreements have been duly authorized and, when executed and delivered, each of the Operative Agreements will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of the Operative Agreements and the consummation of the transactions herein and therein contemplated will not result in (a) any violation of the Articles of Incorporation or Bylaws of the Company or (b) the creation of any pledge, lien, encumbrance, mortgage, hypothecation, charge, security interest, easement, title defect, conditional sale or other title retention agreement, judgment, interest, equitable interest, setoff or claim of any kind or nature, whether arising by agreement, Law or otherwise (“Lien”), other than a Permitted Lien, upon any assets or property of the Company pursuant to the terms or provisions of, or will not, in any material respect, conflict with, result in the breach or violation of, or constitute a breach or violation of any of the terms and provisions of, or constitute a default under any contract, agreement, license, understanding, indenture, mortgage, deed of trust, loan agreement, joint venture, lease (including without limitation any sale and leaseback arrangement), franchise, permit or other instrument or bond, debenture, note or other evidence of indebtedness, to which the Company is a party or by or to which it or its properties (including without limitation all Group Intellectual Property) or assets are or may be bound or subject (each, a “Contract”) or any law, order, ruling, rule, regulation, writ, assessment, injunction, judgment or decree of any government or governmental court, agency or body, domestic or foreign, having jurisdiction over the Company or over any of its respective properties (including without limitation all Group Intellectual Property) or Contracts (“Government Entity”) or by or to which they or such of its properties or Contracts are or may be bound or subject (each, a “Law”). No consent, approval, authorization or order of or qualification with any Government Entity is required for the execution, delivery and performance of the Operative Agreements and the consummation by the Company of the transactions herein and therein contemplated, except such consents as may be required by NYSE Rules.

3.4           Litigation; Contracts. Except as disclosed in the SEC Documents, there are no actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened to which any member of the Group, or, to the Company’s knowledge, to which any of its directors or officers is a party, or to which any of its properties (including without limitation all Group Intellectual Property) or any Contract may be subject, at law or in equity, before or by any Government Entity which, individually or in the aggregate, would reasonably be expected to prevent or to materially impede or delay the consummation of the transactions contemplated by this Agreement or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on or change in the condition (financial or otherwise), business, properties or results of operations of the Company and its Subsidiaries taken as a whole (a “Material Adverse Effect”). There are no Contracts of a character required to be described or referred to in the SEC Documents, and/or filed as an exhibit to, by the Securities Act, the Exchange Act or the Rules and Regulations which have not been accurately described in all material respects in the SEC Documents, and/or filed as an exhibit to such SEC Documents. Except to the extent disclosed in the SEC Documents, the Contracts described in the SEC Documents are in full force and effect and are valid agreements, enforceable by the Company or any Subsidiary of the Company, as the case may be, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles. No event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time) (a) has resulted or is reasonably likely to result in a breach, default, violation or waiver of any Contract described in the SEC Documents or any provision thereof; (b) gives or is reasonably likely to give any party to any such Contract the right to declare a breach, default or violation of or exercise any remedy under such Contract; (c) gives or is reasonably likely to give any party to any such Contract the right to cancel, terminate, modify or be excused from performance of any obligations under such Contract; or (d) has resulted or is reasonably likely to result in a violation of any Law or in imposition of any fines, penalties, damages, injunctions, prohibitions or other sanctions.

3.5           Capitalization. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and have not been issued in violation of any preemptive right, co-sale right, registration right, right of first refusal or other rights to subscribe for or purchase securities, and except as disclosed in the SEC Documents and pursuant to the Share Pledge Agreement, free and clear of any Lien, other than a Permitted Lien. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which approximately 18,837,888 shares are outstanding on the date hereof. Except for the Reserved Shares or such rights that have been expressly waived, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any Equity Securities of the Company, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.  There are no voting agreements or other similar arrangements with respect to the Common Stock to which the Company is a party. The description of the Company’s stock option plans, employee stock purchase plans or similar arrangements, and the options or other rights granted and exercised thereunder, set forth in the SEC Documents accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options and rights. Except as described in the SEC Documents or as have been expressly waived, no person or entity has the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other person or entity. The issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other person or entity (other than the Purchasers) and, will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security. Except as disclosed in the SEC Documents and pursuant to the Share Pledge Agreement, all of the shares of capital stock of any Subsidiary directly or indirectly owned by the Company are owned free and clear of any Liens, other than Permitted Liens.  Each of the outstanding shares of capital stock of each of the Subsidiaries has been duly authorized and validly issued and is fully paid or credited as fully paid and not subject to unpaid calls.  None of the outstanding shares of capital stock or ownership interests in any Subsidiary was issued in violation of preemptive right, co-sale right, registration right, right of first refusal or other similar rights of any security holder of such Subsidiary and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock of, or direct or indirect interests in, any Subsidiary.

3.6           Authorization. The Securities have been duly and validly authorized for issuance and sale to the Purchasers pursuant to this Agreement and, when issued and delivered by the Company against payment therefor in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any Lien. No approval or authorization of any shareholder, the board of directors of the Company (the “Company Board”) or others is required for the issuance and sale of the Securities, except the approval by the Company Board of the transactions as contemplated hereby in this Agreement and any other Operative Agreement. The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Laws of the State of Utah, the Company’s organizational documents and any other agreement to which the Company is bound, which is or could become applicable to any of the Purchasers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Purchasers’ respective ownership of the Securities.  The Company does not have a shareholder rights plan or other “poison pill” arrangement.

3.7           Auditors. The Company Auditor whose report on the audited financial statements of the Company is filed with the SEC in the Company’s annual report for the fiscal year ended December 31, 2008 on Form 10-K, as amended is an independent registered public accounting firm as required by the Rules and Regulations. To the Company’s knowledge, the Company Auditor has not engaged in any “prohibited activities” (as defined in Section 10A of the Exchange Act) on behalf of the Company.

3.8           Financial Statements. The financial statements of the Group contained in the SEC Documents, together with the related schedules and notes (the “Financial Statements”): (a) present fairly the financial position of the Group as of the dates indicated and the results of operations and cash flows of the Group for the periods specified; (b) have been prepared in compliance with requirements of the Securities Act, the Exchange Act and the Rules and Regulations, as applicable, and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods presented and present fairly the information required to be stated therein; and (c) describe accurately the controlling principles used to form the basis for their presentation. There are no financial statements (historical or pro forma) and/or related schedules and notes that are required to be included in the SEC Filings that are not included as required by the Securities Act, the Exchange Act and/or the Rules and Regulations.  Except as set forth in the Financial Statements, the Group has no material liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to March 31, 2009, and liabilities of the type not required under GAAP to be reflected in the Financial Statements.

3.9           No Changes. Subsequent to March 31, 2009, except as described in the SEC Documents, there has not been (a) any change, development or event that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (b) any transaction that is material to any member of the Group, (c) any obligation, direct or contingent, that is material to any member of the Group incurred by such member of the Group, (d) any material change in the capital stock or outstanding indebtedness of the Group (except the change in the outstanding indebtedness of the Group due to the repurchase or repayment of 2012 Notes), (e) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, (f) any loss or damage (whether or not insured) that has been sustained or will have been sustained that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (g) any waiver by the Group member of a material right or of a material debt owed to it, (h) any sale, assignment or transfer of any Group Intellectual Property or (i) any arrangement or commitment by the Group member to do any of the acts described in subsections (a) through (h) above.

3.10           Property

(a)         Except as set forth in the SEC Documents: (i) the Group has good and marketable title to all properties and assets as described in the SEC Documents as owned by it free and clear of any Lien, except for Permitted Liens; and (ii) the Group has valid and enforceable leases, including without limitation any leases that are the subject of any sale and leaseback arrangement, for all properties as described in the SEC Documents as leased by it, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles. Except as set forth in the SEC Documents, the Group owns or leases all such properties as are necessary to its operations as now conducted or as proposed to be conducted. A “Permitted Lien” means (i) any Liens for taxes not yet due, (ii) any mechanics Lien or similar Lien for labor, materials or supplies incurred in the ordinary course of business for amounts that are not delinquent, (iii) any Lien that may arise by operation of Law, and (iv) any Lien that individually, or when aggregated with any other Liens, is not material.

(b)         Except as described in the SEC Documents, to the Company’s knowledge, the Group owns or has valid, binding and enforceable licenses or other rights to use the patents and patent applications, inventions, copyrights, trademarks, service marks, trade names, service names, technology or know-how (including trade secrets and other unpatented and/or unpatentable proprietary rights) necessary to conduct its business in the manner described in the SEC Documents (collectively, the “Group Intellectual Property”). The Group Intellectual Property is free and clear of any Lien, except for Permitted Liens. No member of the Group is obligated to pay a royalty, grant a license or provide other consideration to any third party in connection with the Group Intellectual Property other than as disclosed in the SEC Documents. Except as disclosed in the SEC Documents (i) no member of the Group has received any notice claiming infringement, misappropriation, or other conflict with asserted intellectual property rights of others resulting from the conduct of the business of the Group, and (ii) no third party, including any academic or governmental organization, possesses rights to the Group Intellectual Property which, if exercised, would enable such party to develop products competitive to those of the Group. The Company has not received any notice and has no knowledge of (x) any actual or potential infringement, misappropriation or other violation by others of the Group Intellectual Property or (y) any intellectual property of others that potentially conflicts or interferes with the Group Intellectual Property. To the Company’s knowledge, no claim of any patent or patent application (assuming the claims of patent applications issue as currently pending) included in the Group Intellectual Property is unenforceable or invalid. The Group takes reasonable measures to protect the confidentiality of trade secrets and other confidential and proprietary information, including requiring all persons having access thereto to execute written non-disclosure agreements. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) the Group has at all times complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Group, (ii) no claims have been asserted or, to the Company’s knowledge, threatened against the Group alleging a violation of any privacy or personal information or data rights, and (iii) the Group takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

3.11           Tax Returns. The Group has accurately prepared and filed all U.S. federal, state, local and foreign tax returns required to be filed by it. All taxes shown to be due and payable on such returns, any assessment received, and all other taxes due and payable by the Company have been paid or will be paid prior to the time they become delinquent, or due provision has been made therefor.  All tax liabilities of the Group has been adequately and properly provided for on the books and accounts of the Company. Since the completion of the Company’s acquisition of 100% of the issued and outstanding capital stock of American Flying Crane, Inc., a Delaware corporation, on May 7, 2003, the federal income tax returns of the Company have not been audited by the Internal Revenue Service. No deficiency assessment or proposed adjustment of the Company’s income taxes is pending by any federal, state, local or foreign taxation authority and the Company has no knowledge of any proposed liability for any tax to be imposed upon the properties of the Company for which the Company has not established adequate reserves which are reflected on the Financial Statements.

3.12           Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to the Purchasers will be, or will have been, fully paid or provided for by the Company and all Laws imposing such taxes will be or will have been fully complied with.

3.13           Internal Controls. Except as disclosed in the SEC Documents, the Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP in the United States and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (e) financial reporting and the preparation of financial statements for external purposes in accordance with GAAP are reliable.

3.14           Audit Committee. The Company Board has validly appointed an audit committee whose composition satisfies the requirements of the applicable listing and corporate governance rules and regulations of the NYSE (the “NYSE Rules”) and the Company Board and/or such audit committee has adopted a charter that satisfies the requirements of the NYSE Rules.

3.15           Disclosure Controls. Except as disclosed in the SEC Documents, the Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act). Except as disclosed in the SEC Documents, since the date of the most recent evaluation by the Company’s certifying officers of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. Except as disclosed in the SEC Documents, the Company is in compliance with all provisions currently in effect and applicable to the Company of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder or implementing the provisions thereof.

3.16           Insurance. The Group maintains insurance with insurers of recognized financial responsibility of the types and in the amounts it reasonably believes to be adequate for its business and consistent with insurance coverage maintained by similar companies in similar businesses, including, but not limited to, insurance covering the acts and omissions of directors and officers, real and personal property owned or leased by the Group against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

3.17           Losses. The Company has not sustained since March 31, 2009 any material losses or interferences with its business from fire, explosion, flood or other calamity or natural disaster, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree.

3.18           Labor Disputes. No dispute with the directors and no dispute, work stoppage, slow down or other conflict with the employees (or any trade union or other body representing all or any of such employees), consultants or agents of the Company or any of the Subsidiaries exists or has been threatened or, to the Company’s knowledge, is imminent. No collective bargaining agreement exists with any of the Company’s employees and, to the Company’s knowledge, no such agreement is imminent.

3.19           NYSE. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange Inc. (the “NYSE”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE. Except as disclosed in the SEC Documents, the Company has not received any notification that the SEC or the NYSE is contemplating terminating such registration or listing. The Company is in compliance with all corporate governance requirements of the NYSE. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

3.20           Investment Company, PFIC and CFC. The Company is not and, after giving effect to the sale of the Securities, will not be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, and the regulations promulgated thereunder, or a “passive foreign investment company” or a “controlled foreign corporation” as such terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder..

3.21           Offering Materials. Other than the SEC Documents and in connection with the Operative Agreements, the Company has not distributed any offering materials in connection with the offering and sale of the Securities. The Company has not in the past made, effected or otherwise engaged in any Issuance which would require that the offer, issuance or sale of the Securities, as contemplated by this Agreement, be registered under the Securities Act.

3.22           No Manipulation of Stock. Neither the Company nor any of its Affiliates has taken, directly or indirectly, any action designed to or which has constituted or which would reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

3.23           Employment Matters. Except as disclosed in the SEC Documents, (a) no directors or executive officers of the Company or any of the Subsidiaries have given or been given notice terminating their contracts of employment; and (b) none of the Company nor any of the Subsidiaries has outstanding any past-due undischarged liability to pay to any Government Entity in any jurisdiction any taxation, contribution or other impost arising in connection with the employment or engagement of directors, employees or consultants by it.  Except as disclosed in the SEC Documents, each of the Company and the Subsidiaries has complied in all material respects with all applicable Laws regarding, and the terms and conditions of, such directors’ or officers’ contracts of employment.

3.24           Environmental. (a) each of the Company and the Subsidiaries (i) is in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) has obtained all Approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) all such Approvals remain in full force and effect; (b) there are no proceedings that are ongoing, pending or that, to the Company’s knowledge, are threatened, against the Company or any of the Subsidiaries under any Environmental Laws; (c) to the Company’s knowledge, there are no circumstances which require or would reasonably be expected to require the Company or any of the Subsidiaries to incur any material expenditures under any Environmental Law; and (d) there are no material costs or liabilities associated with any Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, result in a Material Adverse Effect.

3.25           Outstanding Loans to Officers or Directors; Related Party Transactions. Except as disclosed in the SEC Documents, there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of the members of the families of any of them. No transaction has occurred between or among the Company and its Affiliates, officers or directors or any Affiliate or Affiliates of any such officer or director that is required to be described in the SEC Documents that is not so described.

3.26           Compliance. The Company and its Subsidiaries are conducting their respective businesses in the manner described in the SEC Documents and are in compliance with all applicable Laws and Approvals. To the knowledge of the Company, none of the Company nor any Subsidiary has been threatened to be charged with or given notice of any material violation of, all applicable Laws and Approvals.

3.27           SEC Documents. The Company has made available to Purchasers (through the SEC’s website at http://www.sec.gov or otherwise), a true and complete copy of the Company’s registration statement on Form S-1 which became effective on June 30, 2009, the Prospectus dated June 30, 2009 and the Prospectus Supplement dated July 24, 2009, and each current report on Form 8-K (except for the information deemed to be furnished and not filed therewith) and the definitive proxy statement filed by the Company with the SEC during the period commencing on July 24, 2009 and ending on the date hereof. The Company will, promptly upon the filing thereof, also make available to the Purchasers all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by the Company with the SEC during the period commencing on the date hereof and ending on the Closing Date (all such materials required to be furnished to the Purchasers pursuant to this sentence or pursuant to the immediately preceding sentence of this Section 3.27 being called, as amended through the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein collectively, the “SEC Documents”). Except as disclosed in the SEC Documents, the Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the period commencing from January 1st, 2008 until and including the Effective Date (the “SEC Filings”). As of the respective filing dates or as of the date of any subsequent amendment in the case of the SEC Filings that have been amended, the SEC Filings complied with the requirements of the Exchange Act, the Securities Act and the Rules and Regulations, as applicable, and none of the SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of the SEC Filings have been filed on a timely basis since April 15, 2009.

3.28           Brokers, Finders, and Placement Agents. Except as has been disclosed to the Purchasers in writing, the Company has not dealt with any broker, finder or placement agent in connection with the transactions contemplated by this Agreement or any similar transaction, and the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.29           No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made, effect or engage in any Issuance under circumstances within the prior six months that would require registration under the Securities Act of the issuance of the Securities to the Purchasers.

3.30           No General Solicitation. Neither the Company nor any person acting for the Company has conducted any “general solicitation” (as such term is defined in Regulation D) with respect to any of the Securities being offered and sold hereby. The Company will not distribute any offering material in connection with the sale of the Securities prior to the Closing Date, other than the Operative Agreements and the SEC Documents.

3.31           Private Placement. The offer, sale and issuance of the Securities to the Purchasers as contemplated hereby does not require registration under the Securities Act.

3.32           Disclosures. Neither the Company nor any person or entity acting on its behalf has provided the Purchasers or their respective agents or counsel with any information that constitutes material, non-public information, other than information relating to the terms of the transactions contemplated by the Operative Agreements and the Bridge Loan Agreement and the transactions contemplated thereby, except as has been provided pursuant to that the confidentiality agreement by and between the Company and the Sequoia Capital China Advisors (Hong Kong) Limited dated March 27, 2009.

3.33           SEC Investigation. The SEC has advised the Company that its investigation involving the Company, which commenced in September 2007, has been completed. The SEC did not intend to recommend, and to the knowledge of the Company, the SEC has not recommended, any enforcement action in relation thereto against the Company. To the knowledge of the Company, there is no other SEC investigation, enforcement or disciplinary action involving the Company.

3.34           OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

4.  Representations and Warranties of the Purchasers. The Purchasers jointly and severally represents and warrants to the Company as follows:

4.1           Authorization.  Each Purchaser has all requisite power and authority to enter into the Operative Agreements and to perform the transactions contemplated hereby and thereby.  When executed and delivered, each of the Operative Agreements will constitute the legal, valid and binding obligation of each Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

4.2           Investor Status; Etc. Each Purchaser certifies and represents to the Company that it is now, and at the time such Purchaser acquires any of the Securities, such Purchaser will be, an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each Purchaser has received, reviewed and considered all information it deems necessary in making an informed decision to make an investment in the Securities and has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.  Such due diligence investigation conducted by the Purchasers or any of their advisors or representatives does not modify, amend or affect Purchasers’ right to rely on the Company’s representations and warranties contained in Section 3 of this Agreement.

4.3           Shares Not Registered. Each Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by Purchasers unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

4.4           No Conflict. The execution, delivery and performance of this Agreement and the other Operative Agreements by each Purchaser and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of (a) any provision of the organizational documents of such Purchaser, or (b) any Law applicable to such Purchaser except, in the case of the foregoing clauses (b), such conflicts or violations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Purchaser’s ability to consummate the transactions contemplated by this Agreement.

4.5           No Public Offering. None of the Purchasers has received any information relating to the Securities or the Company, and is purchasing the Securities as a result of, any form of general solicitation or general advertising, including but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or pursuant to any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

5. Conditions Precedent

5.1           Conditions to the Obligation of the Purchasers to Consummate the Closing. The obligation of the Purchasers to consummate the Closing and to purchase and pay for the Securities being purchased by it pursuant to this Agreement is subject to the satisfaction or written waiver of the following conditions precedent:

(a)         No Company Shareholder Approval shall be required for any transaction contemplated hereby in this Agreement or in other Operative Agreements.

(b)         The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; provided, that any representation or warranty that addresses a matter as of a particular date shall remain true and correct in all material respects as of such date; and provided, further, however, that if any such representation or warranty shall be subject to a qualification as to materiality, such qualified representation and warranty shall be true and correct in all respects at the Closing Date (unless the representation or warranty address a matter as of a particular date, in which case it shall remain true and correct in all respects as of such date).

(c)         The Company shall have performed in all material respects all covenants herein required to be performed or observed by the Company on or prior to the Closing Date.

(d)         No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Government Entity and shall be pending.

(e)         No preemptive right, co-sale right, right of first refusal or other similar right of shareholders exists with respect to any of the Securities or the issuance and sale thereof, other than those that have been expressly waived prior to the Closing Date.

(f)         The purchase of and payment for the Securities by the Purchasers shall not be prohibited by any Law. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Government Entity or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(g)         No stop order or suspension of trading shall have been imposed by the NYSE, the SEC or any other Government Entity with respect to public trading in the Common Stock.

(h)         All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be reasonably satisfactory in form and substance to the Purchasers, the Purchasers shall have received an opinion of legal counsel to the Company substantially in the form of Exhibit B attached hereto, and the Purchasers shall have received such certificates of the Company’s officers as the Purchasers may have reasonably requested in connection with such transactions.

(i)         The Company shall have executed the Registration Rights Agreement, in the form attached hereto as Exhibit C.

(j)         Neither any due diligence investigation by the Purchasers nor any other document delivered to the Purchasers as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of the Purchasers, reflect in a material adverse way on the consolidated financial condition, businesses, results of operations, liquidity or prospects of the Group.

(k)         The Chairman of the Company Board shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in this Section 5.1(a) through Section 5.1(g) have been fulfilled.

(l)         The appointment to the Company Board of Neil Shen or another representative designated by the Purchasers reasonably acceptable to the Company Board and its Nominating/Corporate Governance Committee shall have become effective.

5.2           Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing and to issue and sell to the Purchasers the Securities to be purchased by it at the Closing is subject to the satisfaction or written waiver of the following conditions precedent:

(a)         The representations and warranties contained herein of the Purchasers shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)         The Purchasers shall have performed in all material respects all covenants herein required to be performed or observed by the Purchasers on or prior to the Closing Date.

(c)         No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Government Entity and shall be pending.

(d)         The sale of the Securities by the Company shall not be prohibited by any Law. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Government Entity or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(e)         The Purchasers shall have executed the Registration Rights Agreement, in the form attached hereto as Exhibit C.

6. Transfer, Legends.

6.1           Securities Law Transfer Restrictions.

(a)         Each Purchaser understands that the Securities have not been registered under the Securities Act or any state securities laws, and each Purchaser agrees that it will not dispose of the Securities unless (a) the resale of the Securities is registered under the Securities Act, or (b) such registration is not required under the Securities Act or any applicable state securities law due to the applicability of an exemption therefrom. In that connection, each Purchaser is aware of Rule 144 under the Securities Act and the restrictions imposed thereby.

(b)         Each Purchaser acknowledges that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Securities, or possession or distribution of offering materials in connection with the issue of the Securities, in any jurisdiction outside of the United States where action for that purpose is required.

(c)         Each Purchaser hereby covenants with the Company not to make any sale of the Securities without complying with the provisions of the Operative Agreements and each Purchaser acknowledges that the certificates evidencing the Securities will be imprinted with a legend that prohibits their transference except in accordance therewith. Each Purchaser acknowledges that there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend a registration statement (a “Registration Statement”) registering the Securities, until such time as an amendment to a Registration Statement has been filed by the Company and declared effective by the SEC or until the Company has amended or supplemented such Prospectus.

6.2           Legends.

(a)          Each certificate representing any of the Securities shall be endorsed with the legends set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY IN CONNECTION WITH SUCH A DISPOSITION PURSUANT TO AN EXEMPTION, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT.”

(b)         Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) the date that the Purchasers may resell a Security pursuant to Rule 144 without volume or manner restrictions, the Company shall (A) deliver to the transfer agent for the Common Stock (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall reissue the certificates representing shares of Common Stock held by each Purchasers without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with, if the sale is being made pursuant to Rule 144, a completed certification on the Company’s standard form from such Purchasers regarding the applicability of Rule 144, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act. From and after the earlier of such dates, upon such Purchaser’s written request, the Company shall promptly, and in any event within five (5) Business Days of receipt of such certificates, cause certificates evidencing such Purchaser’s Securities to be replaced with certificates which do not bear such restrictive legends. When the Company is required to cause an unlegended certificate to replace a previously issued legended certificate, if: (1) the unlegended certificate is not delivered to such Purchaser within five (5) Business Days of submission by such Purchaser of a legended certificate and supporting documentation to the Transfer Agent as provided above and (2) prior to the time such unlegended certificate is received by such Purchaser, such Purchaser, or any third party on behalf of such Purchaser or for such Purchaser’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to such Purchaser (for costs incurred either directly by such Purchaser or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Purchaser as a result of the sale to which such Buy-In relates. The Purchaser shall provide the Company written notice indicating the amounts payable to such Purchaser in respect of the Buy-In. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

7. Termination.

7.1           Termination.  This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing only as follows:

(a)         by any Purchaser, with respect to such Purchaser, if the Company (x) breaches or fails in any material respect to perform or comply with any of their covenants and agreements contained herein or (y) breaches its representations and warranties, which in either case would have a Material Adverse Effect; or

(b)         by any Purchaser, with respect to such Purchaser, if there has been any breach of any representation or warranty or any material breach of any agreement or covenant of the Company contained herein and the same has not been cured within fifteen (15) days after notice thereof; or

(c)         by a Purchaser, with respect to such Purchaser, if (x) all conditions to Closing set forth in Sections 5.1 and 5.2 of this Agreement have been satisfied, (y) the Purchasers have tendered an irrevocable offer to the Company to purchase the Securities in accordance with the Operative Agreements by August 31, 2009, and (z) the Company fails to consummate the Closing and to issue and sell to the Purchasers the Securities pursuant to this Agreement within three (3) Business Days of such offer; or

(d)         by the Company, if there has been any breach of any representation, warranty or any material breach of any agreement or covenant of any Purchaser contained herein and the same has not been cured within fifteen (15) days after notice thereof; or

(e)         by the Company, if all conditions to Closing set forth in Sections 5.1 of this Agreement have been satisfied and the Purchasers fail to consummate the Closing and to purchase and pay for the Securities within three (3) Business Days following the Closing Date; or

(f)         at any time by mutual agreement of the Company and the Purchasers.

7.2           Effect of Termination; Termination Fee.

(a)         Except as set forth in Section 7.2(b) and Section 7.2(c) below, any termination pursuant to this Section 7 shall be without liability on the part of any party, unless such termination is the result of a material breach of this Agreement by a party to this Agreement in which case such breaching party shall remain liable for such breach notwithstanding any termination of this Agreement.

(b)         In the event this Agreement is terminated pursuant to Section 7.1(c) and Section 7.1(b) by any Purchaser, the Company shall pay to such Purchaser, by wire transfer of immediately available funds, such Purchaser’s pro rata share (based on the number of Shares set forth opposite the name of such Purchaser in Exhibit A) of the aggregate sum of US$800,000, which shall be deemed to have included all the Expenses incurred by the Purchasers.

(c)         In the event this Agreement is terminated pursuant to Section 7.1(e) above by the Company, the Purchasers shall jointly and severally pay to the Company, by wire transfer of immediately available funds, the sum of US$800,000, which shall be deemed to have included all the Expenses incurred by the Company.

8. Purchasers’ Rights

8.1           Board Representation. (i) The Company shall take all necessary corporate action, effective as of the Closing Date, to cause Neil Shen as representative designated by the Purchasers to serve as director on the Company Board; and (ii) until the earlier of (A) the 3rd Business Day immediately following the Repurchase Benchmark Date, or (B) the first day on which the Purchaser Adjusted Shareholding Percentage becomes less than 4.0%, (1) the Purchasers shall be entitled to nominate one director to the Company Board, and (2) the Company shall nominate and recommend the election of Neil Shen or such other nominee to the Company Board (except such nominee that each member of the Nominating/Corporate Governance Committee reasonably concludes is unfit to serve as a director to the Company Board) to its shareholders at the Company’s annual meeting of shareholders, except to the extent that, with regard to the case of both (i) and (ii) above in this Section, the Company Board reasonably concludes in good faith, after consultation with, and based on the advice of its legal advisor that taking such actions would be in breach of the fiduciary duties of Company’s directors.

8.2           Future Issuance. The Company shall not, until the earlier of (i) the 3rd Business Day immediately following the Repurchase Benchmark Date, or (ii) the first day on which the Purchaser Adjusted Shareholding Percentage shall become less than 4.0%, make, effect or otherwise engage in any Issuance without the prior written consent of a majority in interest of the Purchasers; provided, however, that no such consent shall be required for the Company to make, effect or engage in any Permitted Issuance (except for shares issuable pursuant to item (iv) in the definition of the Permitted Issuances that do not otherwise constitute a Permitted Issuance, which shall be subject to the consent requirement of this Section 8.2).

8.3           Participation Rights.

(a)         Subject to Section 8.3(f), during the period commencing on the Closing Date and ending on the earlier of (x) the first anniversary of the Closing Date, or (y) the date of the completion of an underwritten public offering of the Common Stock, the Company grants each of the Purchasers a participation right to purchase up to such person’s pro rata share of New Securities that the Company may, from time to time, propose to sell or issue after the Closing Date. Such number of pro rata share of New Securities, for purposes of this participation right, shall be determined by multiplying the number of New Securities by the Shareholding Percentage of such person having such participation right contemplated herein immediately prior to the issuance of New Securities.

(b)         As used in this Agreement, the term “New Securities” means any of the Company’s Equity Securities, whether or not now authorized; provided that the term “New Securities” expressly does not include the shares issuable pursuant to any Permitted Issuance (except for the shares issuable pursuant to items (i) in the definition of the Permitted Issuance, which shall be included within the scope of the New Securities for the purpose of this Section 8.3).

(c)         If the Company proposes to issue New Securities, then the Company will give each Purchaser written notice of the Company’s intention, describing the type of New Securities, their relevant price information, and the general terms upon which the Company proposes to issue the New Securities. Each Purchaser will have fifteen (15) Business Days after any such notice is delivered to agree to purchase its Participation Shares for the price and upon the terms specified in the notice by delivering written notice to the Company and stating in such notice the quantity of New Securities to be purchased (the “Participation Shares”).

(d)         If any Purchaser fails to exercise fully the participation right within fifteen (15) Business Days, then the Company will have 120 days thereafter to sell the New Securities with respect to which such person’s participation right specified in this Section 8.3 was not exercised, at a price and upon terms no more favorable to such purchasers thereof than specified in the Company’s notice to the Purchasers pursuant to Section 8.3(c). If the Company has not sold such New Securities within such 120 day period, then the Company will not thereafter issue or sell any New Securities, without first again offering such securities to the Purchasers in the manner provided in this Section 8.3.

(e)         Any Purchaser may designate any of its Affiliates to receive such Purchaser’s Participation Shares, provided that the Affiliate (i) is a pooled investment vehicle managed by the same management company, general partner, or similar fund manager as the Purchaser, and (ii) has made the representations to the Company set forth in Section 4 of this Agreement.

(f)         During the time period commencing six (6) months after the Closing Date and ending two years from the Closing Date, the Company agrees to use its best efforts to request that the underwriters in any firm underwritten public offering of the Company’s Equity Securities allow the Purchasers to participate in such offering in an amount up to their pro rata share (calculated in accordance with Section 8.3(a)).

8.4           Superior Rights. During the one year period commencing on the Closing Date, the Company shall not, without the prior written consent of the Purchasers, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company giving such holder or prospective holder any Superior Right.

8.5           Performance-linked Valuation Adjustments. Following the Closing Date, the Company shall issue to the Purchasers any Performance Adjustment Shares to reflect, and the Initial Purchase Price shall be adjusted from time to time (such adjusted price, the “Adjusted Purchase Price”) to reflect, the occurrence of any Adjustment Event or any Performance Adjustment Event.

(a)         Calculation of the Adjusted Purchase Price:

(i)
Subject to Section 8.5(a)(ii) and Section 8.5(a)(iii) below, the Adjusted Purchase Price shall be equal to the Initial Purchase Price upon Closing, and shall be adjusted from time to time to reflect the occurrence of any Adjustment Event occurring between the Closing and any time of determination.

(ii)
In the event that there is a Performance Adjustment Event for the fiscal year of 2009, the Adjusted Purchase Price immediately following the last day of the fiscal year of 2009 shall be equal to the greater of (a) the product of (x) the Adjusted Purchase Price immediately prior to the adjustment for the Performance Adjustment Event in 2009 as contemplated in this subsection, and (y) a fraction, of which the numerator is the Adjusted EPS for the fiscal year of 2009, and the denominator is the EPS Target for the fiscal year of 2009, and (b) the Floor Stock Price.

(iii)
In the event that there is a Performance Adjustment Event for the fiscal year of 2010, the Adjusted Purchase Price immediately following the last day of the fiscal year of 2010 shall be equal to the greater of (a) the product of (x) the Adjusted Purchase Price immediately prior to the adjustment for the Performance Adjustment Event in 2010 as contemplated in this subsection, and (y) a fraction, of which the numerator is the Adjusted EPS for the fiscal year of 2010, and the denominator is the EPS Target for the fiscal year of 2010, and (b) the Floor Stock Price.

(b)         If any Performance Adjustment Event occurs, the Company shall issue shares of Common Stock to the Purchasers (such shares issued, “Performance Adjustment Shares”) in a transaction that does not require registration under the Securities Act (the date on which such Performance Adjustment Shares are issued, a “Performance Adjustment Date”). The total purchase price payable by Purchasers for all the Performance Adjustment Shares issued with respect to the said year that Purchasers are hereby agreeing to purchase shall be US$1.00. For the purpose of this Section 8.5, the number of Performance Adjustment Shares to be issued by the Company to the Purchasers for a Performance Adjustment Event as of the Performance Adjustment Date shall be equal to the difference of (x) the quotient of the Aggregate Purchase Price divided by the Adjusted Purchase Price immediately after the last day of the fiscal year with respect to which the performance adjustment is made, and (y) the number of the Shares and the Performance Adjustment Shares, if any, as of the end of the fiscal year with respect to which the performance adjustment is made, which difference shall be adjusted from time to time to reflect any Adjustment Event that occurred immediately following the last day of the said fiscal year until the said time the Performance Adjustment Shares are to be issued.

(c)         The Company shall use its best efforts to ensure that, (i) each and every representation and warranty contained in Section 3.6 in this Agreement is true and correct on and as of the Performance Adjustment Date with the same force and effect as though made on and as of the Performance Adjustment Date, provided that such representations and warranties shall be deemed for the purpose of this Section 8.5 to be made only with regard to the Performance Adjustment Shares being issued on and as of such Performance Adjustment Date; (ii) the other Operative Agreements are in full force and effect as of such Performance Adjustment Date; and (iii) the Purchasers shall have received an opinion of legal counsel to the Company reasonably satisfactory in form and substance to the Purchasers that the issued Performance Adjustment Shares by the Company has been duly authorized and such shares will be validly issued, fully paid and nonassessable prior to or on such Performance Adjustment Date; and (iv) such Performance Adjustment Date shall be prior to or on the thirtieth (30th) day following the date on which the Company’s annual report on Form 10-K for the relevant fiscal year becomes final and available and is filed with SEC.

8.6           Securities Repurchase.  In the event that the average of the closing prices for the Common Stock for the period of fifteen (15) consecutive Trading Days commencing on the third anniversary of the Closing Date (the Business Day immediately after such fifteen (15) Trading Day period, the “Repurchase Benchmark Date”), is less than the Repurchase Triggering Price, the Purchasers shall have the right (but not an obligation) to cause the Company to repurchase all (but not less than all) Shares and Performance Adjustment Shares held by the Purchasers and their respective Affiliates as of the Repurchase Benchmark Date (such shares of Common Stock eligible for repurchase as of Repurchase Benchmark Date, the “Repurchase Shares”) and to pay the Repurchase Consideration with respect to all Repurchase Shares.

(a)         In the event that the Purchasers elect to cause the Company to repurchase the Repurchase Shares, the Purchasers shall notify the Company by delivering a written notice to such effect to the Company within three (3) Business Days immediately following the Repurchase Benchmark Date (the “Repurchase Notice”). The rights, privilege or power as conferred by this Agreement and any other Operative Agreement on such Repurchase Shares shall be terminated immediately upon the earlier of (i) the time the Purchasers delivered the Repurchase Notice, provided, however, that with respect to any unrepurchased and unpaid for Repurchase Shares and for so long as such Repurchase Shares remain unrepurchased and unpaid for by the Company, the right to receive payment of the Repurchase Consideration as contemplated in this Section 8.6 shall remain in full force and effect; and (ii) the expiration of the three (3) Business Day period immediately following the Repurchase Benchmark Date.

(b)         The Company may elect to repurchase the Repurchase Shares in whole or in part from time to time, and shall repurchase all the Repurchase Shares within 120 days following the date on which the Repurchase Notice is delivered by the Purchasers. Each time the Company plans to repurchase and pay for the Repurchase Shares, it shall notify each Purchaser in writing at least five (5) Business Days prior to such planned time of repurchase (the “Repurchase Time”). The Company shall cause, prior to the Repurchase Time, the share certificates representing the aggregate number of unrepurchased Repurchase Shares to be held by such Purchaser and/or its Affiliates immediately after such Repurchase Time to replace the previously certificate(s) held by such Purchaser and/or its Affiliates representing the Repurchase Shares, which the Purchasers shall tender within three (3) Business Days upon notice by the Company of such Repurchase Time. The Company shall repurchase the number of Repurchase Shares at such Repurchase Time as set forth in the respective notice and shall pay the Repurchase Consideration with respect to such Repurchase Shares by wire transfer of immediately available funds in United States dollars to such account or accounts as the Purchasers shall designate.

(c)         Notwithstanding anything contained herein in this Agreement to the contrary, the rights, privilege or power attached to any such Securities held by the Purchasers and their respective Affiliates, as such rights, privilege or power are generally attached to the shares of the Common Stock and enjoyed by other shareholders of the Company (including without limitation the right to receive dividends and any adjustment for Adjustment Events), shall remain in full force and effect until the Securities are Repurchased and paid for in accordance with this Section 8.6.

9. Covenants.

9.1           Conduct of Business.  The Company agrees that, except as expressly approved by the Purchasers in writing (which approval shall not be unreasonably withheld or delayed), during the period between the Effective Date and the Closing Date, the Company (i) shall operate its business only in the ordinary course of business, shall not introduce any new method of management or operation and shall use the reasonable best efforts to preserve its business intact, (ii) shall use the reasonable best efforts to keep available the services of its current officers, employees and consultants and (iii) shall use the reasonable best efforts to preserve the goodwill and present relationships with customers, vendors, distributors, licensors, licensees, creditors, business partners and others with which the Company has business relations.  Without limiting the generality of the first sentence of this Section 9.1, during the period between the Effective Date through the Closing Date, the Company shall not, except as expressly required or permitted by the terms of this Agreement, do or propose or agree to do any of the following without the prior written consent or direction of the Purchasers:

(a)         amend the Bylaws or Articles of Incorporation, except as contemplated by this Agreement;

(b)         merge with or into or consolidate with any other Person; or

(c)         issue or sell Equity Securities of the Company other than a Permitted Issuance.

9.2           Consents and Approvals.

(a)         Subject to the terms and conditions of this Agreement, each of the parties will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or under any other Law relating to the transactions contemplated by this Agreement. Each party will cause all documents that it is responsible for filing with any Government Entity under this Section 9.2 to comply in all material respects with all applicable Laws.  Each party shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to this Section 9.2.

(b)         Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use the reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all their respective reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 5 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Government Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Government Entities, if any) and the taking of all necessary steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Government Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, the Company and the Company Board shall, if any takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use all its respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

9.3           No Solicitation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Closing Date, without the express written consent of the Purchasers, the Company shall not, and the Company shall use the best efforts to cause its officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives not to, directly or indirectly, (a) initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes an Alternative Proposal, (b) enter into any letter of intent, memorandum of understanding or other agreement, arrangement or understanding relating to any Alternative Proposal,  (c) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that (i) constitutes any Alternative Proposal or (ii) requires the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (d) submit to the shareholders of the Company for their approval or adoption any Alternative Proposal or any amendment to the Articles of Incorporation or Bylaws, or agree or publicly announce an intention to take any of the foregoing actions. [Missing Graphic Reference]For purposes of this Agreement, “Alternative Proposal” means any proposal or offer relating to any (A) direct or indirect acquisition of the Company, (B) merger or consolidation with or involving the Company, (C) acquisition of any portion of the stock or assets of the Company outside the ordinary course of business, (D) direct or indirect acquisition by the Company of any business, (E) joint venture involving the Company, (F) business or strategic investment by the Company in any business or (G) financing to be provided to or by the Company, which, in the case of clauses (D)-(G) of this sentence, would reasonably be expected to prevent or to materially impede or delay the consummation of the transactions contemplated by this Agreement.

9.4           No Integration. The Company has not made, effected or otherwise engaged in any Issuance during the six months preceding the Effective Date or any Performance Adjustment Date, and the Company will not make, effect or otherwise engage in any Issuance during the six months following the Effective Date or any Performance Adjustment Date, that would be required to be integrated with the offer and sale of the Securities pursuant to this Agreement so as to require registration of the offer and sale of the Securities under the Securities Act of 1933, as amended.

9.5           Mergers. The Company agrees that it will not, prior to the date that is six (6) months from the Closing Date or any Performance Adjustment Date, consummate a merger or other consolidation that could result in short swing liability under Section 16 of the Securities Exchange Act of 1934 (“Section 16”) for any Purchaser; provided, however, that the foregoing shall not preclude the Company from entering into a definitive agreement with respect to such merger or other business combination.

9.6           Corporate Existence. The Company shall, so long as the Purchasers beneficially owns any Securities, maintain its corporate existence in good standing and shall pay all its material taxes when due except for taxes which the Company reasonably disputes.

9.7           Reservation of Common Stock.  As of the Effective Date and from time to time, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive right, co-sale right, registration right, right of first refusal or other similar right, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Securities pursuant to this Agreement.

9.8           Reporting Status; Listing of Common Stock. The Company’s Common Stock is registered under Section 12 of the Exchange Act. Throughout the period during which the Registration Statement (as defined in the Registration Rights Agreement) is effective, the Company will use the best efforts to timely file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the reporting requirements of the Securities Act and the Exchange Act, and the Company will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. The Company hereby agrees to use the best efforts to maintain the listing of the Common Stock on the NYSE, and as soon as reasonably practicable following the Closing (but not later than the earlier of the Effective Date and the first anniversary of the Closing Date) to list all of the Securities on the NYSE. The Company further agrees, if the Company applies to have the Common Stock traded on any national securities exchange other than the NYSE, it will include in such application all of the Securities, and will take such other action as is necessary to cause all of the Securities to be listed on such other national securities exchange as promptly as possible. The Company will use the best efforts to continue the listing and trading of its Common Stock on the NYSE and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the NYSE. The Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. The Company shall comply with all requirements of the NYSE with respect to the issuance of the Securities.

9.9           Adjustment for Adjustment Event. In the event the Company at any time or from time to time following the Closing to effect a split or subdivision, combination or otherwise reverse split of its shares of Common Stock, or pay a dividend or otherwise make a distribution on its shares of Common Stock and proportionately payable in additional shares of Common Stock without payment of any consideration by such shareholders, or issue any shares of capital stock of the Company by reclassification of its Common Stock (the effectuation or completion of any of such event, an “Adjustment Event”), the Relevant Prices and the Relevant Numbers shall be adjusted proportionately immediately following the record date or the effective date of such Adjustment Event so as to give effect of such Adjustment Event.

9.10           Anti-Corruption. The Company shall use the best efforts to procure that neither the Company nor any of its Subsidiaries, or their respective Affiliates, nor any director, officer, or employee, nor, any agent or representative of the Company or of any of its Subsidiaries or their respective Affiliates, will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its Subsidiaries and Affiliates shall conduct their businesses in compliance with applicable anti-corruption Laws and will institute and maintain policies and procedures designed to promote and achieve compliance with such Laws and with the covenants contained herein.

9.11           PFIC and CFC. The Company shall not be, after giving effect to the transactions contemplated hereby in this Agreement and in any other Operative Agreements, and shall use the best efforts to avoid being classified as, a “passive foreign investment company” or a “controlled foreign corporation” as defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

9.12           2009 Notes and 2012 Notes. The Company shall ensure that the 2009 Notes are duly converted or repaid by October 2, 2009 and that the 2012 Notes are duly repurchased by October 15, 2009, both pursuant to their respective terms as restructured on November 12, 2008.

10. Miscellaneous Provisions.

10.1           Indemnification of Purchasers. Subject to the provisions of this Section 10.1, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Operative Documents or any legal, administrative or other proceedings arising out of the transactions contemplated by this Agreement and any other Operative Agreement. If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party, provided, however, that the failure by any Purchaser Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 10.1 unless and to the extent that the Company shall have been actually prejudiced by the failure of such Purchaser Party to so notify such party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (x) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (y) to the extent, but only to the extent, that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Operative Documents.

10.2           Public Statements or Releases. The Company shall, by 8:30 a.m. Eastern time on the Business Day following the date hereof, issue a press release and file a Current Report on Form 8-K, copies of each of which shall be provided to each Purchaser for review, disclosing the transactions contemplated hereby and shall make such other filings and notices in the manner and time required by the SEC. The Company and Purchasers shall consult with each other in issuing any press releases and/or filing any Current Reports on Form 8-K or other such SEC Documents with respect to the transactions contemplated hereby, and none of the parties to this Agreement shall make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, provided that nothing in this Section 10.2 shall prevent any of the parties hereto from making such public announcements as may be required by applicable Law or NYSE Rule or listing standard, but to the extent not inconsistent with such requirements, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made; provided further, that nothing in this Section 10.2 will require a party to obtain consent to disclose information, which the Company was required to disclose under the Exchange Act, substantially in a form to which the other party has previously provided consent.

10.3                      Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

10.4           Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

10.5           Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

10.6           Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier, delivery service or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder, and except as otherwise provided herein, shall be deemed sufficient upon receipt when delivered personally or courier, or upon the next Business Day immediately following the date of delivery by overnight delivery service or confirmed facsimile, or by being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below:

(a)	All correspondence to the Company shall be addressed as follows:

Star City International Building
10 Jiuxianqiao Road, C-16th Floor
Chaoyang, Beijing, People’s Republic of China
Attention: Mr. Leng You-Bin
Facsimile: 86 10 8456 7768

with a copy to

DLA Piper Beijing Representative Office
Beijing Kerry Centre
20th Floor, South Tower
Chaoyang District, Beijing 100020 PRC
Attention: Rocky Lee
Facsimile: 86 10 6561 5158

(b)	All correspondence to the Purchasers shall be addressed as follows:

Room 2408, Air China Plaza
No.36 Xiaoyun Road,
Chaoyang District, Beijing
100027, PRC
Attention: George Xu
Facsimile: 86 10 8447 5669

3000 Sand Hill Road, 4-250
Menlo Park, CA 94250, USA
Attention: Melinda Dunn
Facsimile: 650 854 2977

With a copy to:

Suite 2215, Two Pacific Place
88 Queensway
Hong Kong, PRC
Attention: Jimmy Wong
Facsimile:  852 2501 5249

(c)         Either party may change the address to which correspondence to it is to be addressed by written notification as provided for herein.

10.7           Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

10.8           Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable Laws of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

10.9           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Injunctive Relief.

(a)         This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of New York without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

(b)         Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(c)         Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees, incurred in connection with defending such action. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

10.10           Amendments. This Agreement may be amended or modified solely pursuant to an instrument in writing signed by the Company and a majority in interest of the Purchasers.

10.11           Waiver. Any provision of this Agreement may be waived pursuant to an instrument in writing signed (i) in the case of waiver provided to the Purchasers, by the Company; or (ii) in the case of a waiver provided to the Company, by a majority in interest of the Purchasers, and any such waiver shall be binding on all Purchasers. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

10.12           Expenses. Each party will bear its own Expenses in connection with the Operative Agreements.

10.13           Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. No party may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party, provided, however, that each Purchaser may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the Company; provided that no such assignment shall affect the obligations of such Purchaser hereunder. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other party.

10.14           Survival. The respective representations and warranties given by the parties hereto shall survive the Closing Date for a period of three years.

10.15           Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Execution and delivery of this Agreement by electronic transmission in PDF format shall be deemed due execution and delivery for all purposes.

10.16           Entire Agreement. This Agreement and the other Operative Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.

10.17           Costs of Enforcement. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Operative Agreements, the non-prevailing party in such proceedings shall pay the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the day and year first above written.

AMERICAN DAIRY, INC.

By:	/s/ Leng You-Bin
Name:	Leng You-Bin
Title:	Chief Executive Officer

[Signature Page to Subscription Agreement]

The Purchasers: SEQUOIA CAPITAL CHINA I, L.P. SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P. SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P.

By:	Sequoia Capital China Management I, L.P.
A Cayman Islands Exempted Limited partnership
General Partner of Each

By:	SC China Holding Limited
A Cayman Islands limited liability company
Its General Partner

/s/ Jimmy Wong
Name: Jimmy Wong Title: Authorized Signatory

SEQUOIA CAPITAL CHINA GROWTH FUND I, L.P. SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND I, L.P. SEQUOIA CAPITAL CHINA GF PRINCIPALS FUND I, L.P.

By:	Sequoia Capital China Growth Fund Management I, L.P.
A Cayman Islands exempted limited partnership
General Partner of Each

By:	SC China Holding Limited
A Cayman Islands limited liability company
Its General Partner

/s/ Jimmy Wong
Name: Jimmy Wong Title: Authorized Signatory

[Signature Page to Subscription Agreement]

SEQUOIA CAPITAL GROWTH FUND III SEQUOIA CAPITAL GROWTH PARTNERS III SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND

By:	SCGF III Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/
Managing Member
[Signature Page to Subscription Agreement]